Exhibit 99.1

Juniper Pharmaceuticals Reports Third Quarter 2017

Financial and Operating Results

CRINONE® Revenues Increased 19% and Juniper Pharma Services

Revenues Increased 38% Year-over-Year

Implemented Strategic Reprioritization

BOSTON, November 2, 2017 — Juniper Pharmaceuticals (Nasdaq:JNP), a diversified healthcare company focused on women’s health, today announced financial results for the three-month period ended September 30, 2017. Cash and cash equivalents were $22.1 million at September 30, 2017, an increase of 3% from June 30, 2017.

“During the third quarter, we delivered robust revenue growth for our core businesses, CRINONE® and Juniper Pharma Services (JPS), which resulted in positive cash flow for the quarter. Our third quarter G&A expense has decreased to align closer to 2016 expenses,” said Alicia Secor, Chief Executive Officer. “The strength in our core businesses provide a solid financial foundation and represents a key near-term growth driver for Juniper. We will continue to focus our resources in 2018 to maintain this momentum and drive further growth in these businesses.”

Corporate Update

•	Juniper Pharma Services achieved record revenues this quarter, reflecting the continued expansion of customers and service offerings.
•	Active discussions with partner Merck KGaA to extend the CRINONE® Progesterone Gel agreement are progressing, and the expansion of this relationship remains a strategic priority for the Company.
•	IND-enabling preclinical studies were initiated this quarter, and results from these studies for Juniper’s IVR formulations, JNP-0101, JNP-0201 and JNP-0301, remain on track for topline preclinical data by the end of 2017. At the completion of the in vivo preclinical studies, the Company may decide to further develop JNP-0201, a combination of Estradiol plus natural progesterone IVR, for hormone replacement therapy (HRT) to address symptoms of menopause.

•	Partnering opportunities will be explored for JNP-0101, the oxybutynin IVR for the treatment of overactive bladder (OAB), and JNP-0301, a natural progesterone IVR for the prevention of pre-term birth (PTB) in women with a short cervical length at mid-pregnancy.
•	Jennifer Good was appointed to the Juniper Board of Directors, and will serve as a member of both the Audit and Compensation Committees. Ms. Good brings to the board proven executive operational experience and financial leadership.

Third Quarter Financial Results

“We continued to see strong year-over-year growth in our core business during the third quarter of 2017,” said Jeff Young, Chief Financial Officer at Juniper. “CRINONE® product revenues were up 19%, and revenues from Juniper Pharma Services grew 38%, compared to the third quarter of 2016.”

Third quarter total revenues increased 12% to $13.0 million, compared with $11.6 million for the prior year quarter.

Product revenues increased by $1.3 million to $8.4 million, driven by continued in-market growth and new market sales of CRINONE® by Merck KGaA, Darmstadt, Germany.

Service revenues from Juniper Pharma Services were $4.6 million, an increase of $1.3 million, or 38%, versus the third quarter of last year, driven by new and existing customer growth.

Gross profit decreased to $5.3 million as compared to $5.9 million in the quarter ended September 30, 2016. Excluding the impact of royalty revenue from the prior period, the gross profit for the quarter ended September 30, 2016 would have been $4.7 million.

Total operating expenses were $6.8 million in the third quarter of 2017, a $1.1 million increase as compared to the prior year period. This increase was primarily driven by the approximately $0.8 million restructuring charge recorded in September related to the Company’s reprioritization efforts.

Juniper’s net loss was $1.4 million, or $(0.13) per diluted share, in the third quarter of 2017, compared to a net income of $0.2 million, or $0.2 per diluted share, in the third quarter of 2016.

Liquidity

Cash and cash equivalents were $22.1 million as of September 30, 2017, versus $21.5 million at June 30, 2017.

Conference Call

As previously announced, Juniper’s management team will hold a conference call to discuss financial results for the second quarter ended September 30, 2017, as follows:

Date:	November 2, 2017
Time:	4:30 p.m. ET
Dial-in numbers:	Toll free: (866) 374-4635 (U.S.), (855) 669-9657 (Canada), or International: (412) 902-4218

Webcast (live and archive): www.juniperpharma.com, under “Investors” or click here.

The teleconference replay will be available approximately one hour after completion through Thursday, November 9, 2017, at (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (International). The replay access code is 10113476.

The archived webcast will be available for one year via the aforementioned URLs.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. core businesses include its CRINONE® (progesterone gel) franchise and Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development and clinical trials manufacturing to clients. The Company is also leveraging its differentiated intravaginal ring technology, which offers the potential to address unmet needs in women’s health. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

CRINONE® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan plc in the U.S.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the corporate reprioritization, reduction in force and restructuring charges, the potential cost savings resulting from these changes and the ability to achieve at least a cash flow neutral position in 2018, the timing of an IND for JNP-201, the potential to partner Juniper’s other product candidates, the potential to complete a contract extension under Juniper’s CRINONE® supply contract with Merck, the ability to continue to grow the JPS business, the strength of Juniper’s core business, product candidates and future results. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with potential employee retention challenges following our restructuring; risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties, particularly with respect to JPS and CRINONE®. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2016 and subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Investor Contact:

Argot Partners

Laura Perry or Heather Savelle

212-600-1902

laura@argotpartners.com

heather@argotpartners.com

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JUNIPER PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$22,106	$20,994
Accounts receivable, net	6,521	6,573
Inventories	5,897	5,621
Prepaid expenses and other current assets	2,152	1,539

Total current assets	36,676	34,727
Property and equipment, net	15,127	13,366
Intangible assets, net	817	969
Goodwill	9,056	8,342
Other assets	79	167

Total Assets	$61,755	$57,571

Liabilities, contingently redeemable preferred stock, and stockholders’ equity:
Accounts payable	$4,607	$3,893
Accrued expenses and other	5,739	5,271
Deferred revenue	7,444	5,624
Current portion of long-term debt	535	204

Total current liabilities	18,325	14,992
Long-term debt, net of current portion	3,369	2,203
Other noncurrent liabilities	148	56

Total Liabilities	21,842	17,251

Commitments and Contingencies
Series C preferred stock	—	550
Total stockholders’ equity	39,913	39,770

Total liabilities, contingently redeemable preferred stock, and stockholders’ equity	$61,755	$57,571

JUNIPER PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Product revenues	$8,389	$7,057	$25,684	$20,716
Service revenues	4,597	3,337	12,505	9,964
Royalties	—	1,162	—	2,963

Total net revenues	12,986	11,556	38,189	33,643
Cost of product revenues	5,160	3,683	14,776	11,892
Cost of service revenues	2,559	2,022	7,149	6,630

Total cost of revenues	7,719	5,705	21,925	18,522
Gross profit	5,267	5,851	16,264	15,121

Operating expenses
Sales and marketing	517	259	1,306	910
Research and development	2,291	2,304	5,285	8,234
General and administrative	3,238	3,111	12,263	9,815
Restructuring charge	756	—	756	—

Total operating expenses	6,802	5,674	19,610	18,959
Loss from operations	(1,535)	177	(3,346)	(3,838)
Interest expense, net	(47)	(24)	(105)	(74)
Other income, net	127	90	179	296

(Loss) income before income taxes	(1,455)	243	(3,272)	(3,616)
Income tax (benefit) expense	(45)	(5)	(45)	47
Net loss (income)	$(1,410)	$248	$(3,227)	$(3,663)

Diluted net (loss) income per share	$(0.13)	$0.02	$(0.26)	$(0.34)

Diluted weighted average shares outstanding	10,844	11,060	10,817	10,791

Basic net (loss) income per share	$(0.13)	$0.02	$(0.26)	$(0.34)

Basic weighted average shares outstanding	10,844	10,799	10,817	10,791